EXHIBIT 5.0

SILVER, FREEDMAN & TAFF, L.L.P.

June 30, 2006

VIA EDGAR

Board of Directors
Citizens Community Bancorp, Inc.
2174 EastRidge Center
Eau Claire, Wisconsin 54701

Members of the Board of Directors:

            We have acted as special counsel to Citizens Community Bancorp, Inc., a Maryland corporation (the "Holding Company"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form SB-2 (the "Registration Statement"), relating to the issuance of up to 7,116,519 shares of the Holding Company's common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion and reorganization of Citizens Community MHC from the mutual to the stock form of organization. The shares of common stock of Citizens Community Bancorp, Inc. to be sold represent the 74% ownership interest in Citizens Community Bancorp, a federally chartered mid-tier stock holding company, which is currently owned by Citizens Community MHC, a federally chartered mutual holding company. The remaining 26% ownership interest in Citizens Community Bancorp is currently owned by public stockholders and will be exchanged for shares of Citizens Community Bancorp, Inc.'s common stock based on an Exchange Ratio, which is dependent upon the number of shares of Citizens Community Bancorp, Inc. common stock sold in the Stock Offering.

            The Conversion and the offering of the shares of Common Stock for sale to the public are being made in accordance with the Plan of Conversion and Reorganization (the "Plan"). In this regard, we have examined the Charter and Bylaws of the Holding Company, resolutions of the Board of Directors of the Bank and the Holding Company, the Plan and such other documents and matters of law as we deemed appropriate for the purpose of this opinion.

            Based upon the foregoing, we are of the opinion as of the date hereof that the Common Stock has been duly and validly authorized, and when issued in accordance with the terms of the Plan, and upon the receipt of the consideration required thereby, will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Holding Company's Registration Statement and to the references to Silver, Freedman & Taff, L.L.P. under the heading "Legal and Tax Opinions" in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.